Exhibit 2.3
ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 12, 2007, by and among Smith Micro Software, Inc., a Delaware corporation, and E Frontier Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Smith Micro Software, Inc. (collectively the “Buyer”), on the one hand, and e frontier, Inc., a company organized under the laws of Japan (the “Parent”), and e frontier America, Inc., a California corporation and wholly-owned subsidiary of Parent (the “Seller”), on the other hand. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.
RECITALS
          WHEREAS, Seller is engaged in developing, publishing and distributing software products to the consumer market and selling related content of their software products on the Internet (the “Business”); and
          WHEREAS, Buyer desires to purchase from Parent and Seller, and Parent and Seller desire to sell to Buyer; substantially all of the assets, properties, rights and claims of the Business on the terms and conditions set forth herein;
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
ARTICLE 1
THE TRANSACTION
          1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Parent and Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Parent and Seller, all of Parent’s and Seller’s right, title and interest in the assets, properties, goodwill and rights of Seller used, held for use or intended to be used in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:
               (a) Receivables. All accounts and notes receivable, checks and negotiable instruments arising out of or relating to the Business (the “Receivables”), including the Receivables listed on Schedule 1.1(a);
               (b) Inventory. All inventory of Seller Products and all raw materials, work in process and finished goods used, held for use or intended to be used in the Business, wherever located and whether held by Seller or third parties (collectively, the “Inventory”), including all those listed on Schedule 1.1(b);
               (c) Machinery and Equipment. All tools, machinery and equipment used, held for use or intended to be used in the Business, wherever located and whether held by Seller or third parties (the “Machinery and Equipment”), including the Machinery and Equipment listed on Schedule 1.1(c);

               (d) Personal Property. All personal property, office furnishings, supplies and other tangible personal property used, held for use or intended to be used in the Business (the “Personal Property”), including the Personal Property listed on Schedule 1.1(d);
               (e) Personal Property Leases. All rights in leases of personal property to which Seller is a party used, held for use or intended to be used in the Business (the “Personal Property Leases”), including the Personal Property Leases listed on Schedule 1.1(e);
               (f) Intellectual Property. All Seller Intellectual Property, including the Seller Intellectual Property listed on Schedule 1.1(f), which shall include, without limitation, all Patents, Copyrights, Trade Secrets, Mask Works, Trademarks, Internet domain names and addresses, source code and Products used, held for use or intended to be used in the Business;
               (g) Deposits and Advances. All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges used, held for use or intended to be used in, or arising out of or relating to, the Business (the “Deposits and Advances”), including the Deposits and Advances listed on Schedule 1.1(g);
               (h) Contracts. All rights under all Material Contracts listed in Section 4.10(a) of the Seller Disclosure Schedule (collectively, the “Seller Contracts”);
               (i) Governmental Approvals. All Governmental Approvals (and pending applications therefor) used, held for use or intended to be used in the Business, including the Governmental Approvals listed on Schedule 1.1(i);
               (j) Claims. All Seller’s insurance claims, rights to any insurance proceeds, and other similar claims relating to the Business or any Purchased Asset or Assumed Liability (the “Seller Claims”), including the Seller Claims listed on Schedule 1.1(j);
               (k) Books and Records. All books, files, customer lists, papers, agreements, correspondence, databases, information systems, programs, software, documents and records relating to the Purchased Assets or the Assumed Liabilities, or used, held for use or intended to be used in the Business, on whatever medium (the “Books and Records”); and
               (l) Goodwill. All goodwill generated by or associated with the Business.
          1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller and Parent (the “Excluded Assets”) shall not be included in the Purchased Assets:
               (a) Certain Debt. Any intercompany or intracompany receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;
               (b) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;

               (c) Employee Benefit Contracts. Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;
               (d) Certain Other Property. The assets listed on Schedule 1.2(e), including any automobiles owned or leased by Seller;
               (e) Insurance Policies. All insurance policies (except to the extent specified in Section 1.1(j));
               (f) Records. All personnel records and other records that Seller is required by law to retain in its possession; and
               (g) Rights Under Certain Agreements. All rights under the Transaction Documents.
               (h) Stock. Any ownership interest (including stock) in any Entity held by Seller.
          1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Buyer shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller, and in any event shall not include any Excluded Liabilities:
               (a) Any Liability arising after the Closing Date under the Seller Contracts; and
               (b) The Liabilities of Seller specifically listed on Schedule 1.3.
          1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liability of Purchaser or Seller (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Purchaser and Seller shall retain and be responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:
               (a) Any assets, properties or Contracts that are not included in the Purchased Assets;
               (b) Any breaches of any Seller Contract on or prior to the Closing Date or any payments or amounts due under any Seller Contract on or prior to the Closing Date;
               (c) Taxes attributable to or imposed upon Purchaser or Seller, or attributable to or imposed upon the Purchased Assets or the Business for the Pre-Closing Period, or any Transfer Taxes;
               (d) Any loans, other indebtedness, or accounts payable;
               (e) Accidents, misconduct, negligence, or breach of fiduciary duty occurring on or prior to the Closing Date;

               (f) Any legal proceeding initiated at any time, to the extent related to any action or omission on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of Intellectual Property Rights; (ii) breach of product warranties; (iii) injury, death, property damage or losses caused by Seller Products; or (iv) violations of any Legal Requirements;
               (g) Any Seller Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter;
               (h) Except as set forth on Schedule 1.3, any payments to employees or for payroll taxes;
               (i) The performance of this Agreement and the Transaction;
               (j) Any Environmental Law, which Liability relates to or arises out of (A) any acts or omissions of Parent or Seller on or prior to the Closing Date or (B) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Materials, including any management, disposal or arranging for disposal of Hazardous Materials in connection with the Business or the Purchased Assets or Assumed Liabilities or activities or operations occurring or conducted in connection with any predecessor operations off the Business or otherwise;
               (k) Any costs or expenses incurred in shutting down and removing equipment not purchased by Buyer and any expenses associated with any Seller Contracts not assumed by Buyer hereunder;
               (l) Any Liability for expenses and fees incurred by Parent and Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information required by Buyer, and the consummation of the Transaction, including all broker, counsel and accounting fees and Transfer Taxes;
               (m) Any Liability arising out of the transactions, commitments, infringements, acts or omissions not in the ordinary course of business;
               (n) Any Legal Requirement applicable to Parent and Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;
               (o) Any Liability to any shareholders; and
               (p) Any Liability for credit balances, credit memos and all other amounts due to dealers, distributors and customers.
          1.5 Assignment and Assumption.
               (a) Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Buyer in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”). Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder.
               (b) In any such case, if the Closing has occurred, Parent and Seller shall use their respective best efforts to obtain, as soon as practicable, such Consent. Buyer shall cooperate reasonably with Parent and Seller in obtaining such Consents, provided, that Buyer shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.
               (c) Until such Consent shall have been obtained, Parent and Seller shall at their expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits with respect to each Restricted Asset.
          1.6 Remittances. If, after the Closing, Parent or Seller or any of their Affiliates receives (i) any refund or other amount which is a Purchased Asset under Section 1.1 (including the Receivables) or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement (including credit card payments) and is not otherwise covered by the Distribution Agreement referred to in Section 8.1(k), or (ii) any correspondence relating to the Business (including electronic mail correspondence), Parent and Seller promptly shall forward or deliver, or shall cause to be forwarded or delivered, such amount or correspondence to Buyer at the address set forth in Section 11.2.
ARTICLE 2
PURCHASE AND SALE
          2.1 Terms of Purchase and Sale. Subject to the terms of this Agreement, as full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of the Transaction Documents by Parent and Seller to Buyer, Buyer shall deliver to Seller at the Closing Six Million Dollars ($6,000,000) (the “Purchase Price”), less the Holdback Amount, payable by wire transfer of immediately available U.S. funds, and an executed Assignment and Assumption. Notwithstanding the foregoing, in the event a new distribution agreement with Celsys relating to Managa Studio is not entered into, in a form satisfactory to Buyer, by January 31, 2008, the Purchase Price shall be reduced by $250,000. If the Closing has occurred prior to January 31, 2008, Buyer may set off such $250,000 against the Holdback Amount.
          2.2 Holdback.
               (a) Notwithstanding the provisions of Section 2.1, as security for the indemnification obligations of Parent and Seller set forth in this Agreement or any other Transaction Document, at the Closing Buyer shall retain from the Purchase Price otherwise deliverable pursuant to Section 2.1 an amount of cash equal to One Million Dollars ($1,000,000) (the “Holdback Amount”). Buyer shall deposit the Holdback Amount in a separate account at Buyer’s financial institution.

               (b) Buyer may set off against the Holdback Amount any Buyer Damages (to the extent not paid in full by Parent and Seller prior to the expiration of the ten (10) Business Day period provided in clause (ii) below) subject, however, to the following terms and conditions: (i) any claim for Buyer Damages or for any other damages hereunder shall be made by written notice, and (ii) payment or set off for any claim made under the foregoing clause (i) shall be effected on the later to occur of the expiration of ten (10) Business Days from the date of such notice or, if such claim is contested in writing within such ten (10) Business Day period, the date the dispute is resolved either by mutual agreement or appropriate legal resources. Notwithstanding the foregoing, Buyer may withhold from delivery of any remaining amounts of the Holdback Amount the equivalent of any amounts then in dispute related to indemnification obligations arising under this Agreement or any other Transaction Document; provided, that the withheld Holdback Amount, to the extent not applied in satisfaction of such indemnification obligations, shall be paid to Seller promptly upon resolution of such dispute. Nothing in this Section 2.2 shall be construed as limiting the liability of Parent and Seller to the Holdback Amount, nor shall payments from the Holdback Amount be considered as liquidated damages for any breach under this Agreement or any other Transaction Document.
               (c) Unless previously set off against or otherwise withheld by Buyer pursuant to Section 2.2(b), remaining amounts of the Holdback Amount shall be delivered to Seller pursuant to the following schedule: (i) $100,000 on December 31, 2007; (ii) $150,000 on January 31, 2008; (iii) $350,000 on March 31, 2008; (iv) $300,000 on June 30, 2008; and (v) $100,000 on September 30, 2008 (each of December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008 are referred to herein as a “Release Date”). Seller shall also receive any accrued interest (calculated from the Closing Date) on any amounts of the Holdback Amount that are delivered to Seller on the Release Dates. Parent and Seller acknowledge and agree that (x) the amounts of the Holdback Amount that may potentially be delivered to Seller on each Release Date shall be reduced to the extent Buyer sets off against the Holdback Amount or otherwise withholds some or all of the Holdback Amount pursuant to Section 2.2 (a) or (b), and (y) Seller may not receive any amounts of the Holdback Amount on any Release Date.
          2.3 Transfer Taxes; Prorations.
               (a) Notwithstanding any Legal Requirements to the contrary, Parent and Seller shall be responsible for and shall pay any Transfer Taxes when due, and shall, at their own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Buyer will join in the execution of any such tax returns and other documentation.
               (b) Parent and Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Post-Closing Period.

               (c) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.
          2.4 Allocation of Purchase Price. The parties shall attempt in good faith to agree to an allocation of the Purchase Price (including any assumed liabilities that are treated as consideration for the Purchased Assets for federal income tax purposes) within ninety (90) days following Closing, which allocation shall be consistent with Section 1060 of the Code and the regulations promulgated thereunder (the “Consideration Allocation”). Each party agrees to timely file an IRS Form 8594 reflecting the Consideration Allocation for the taxable year that includes the Closing Date and to make any filings required by applicable state or local laws.
ARTICLE 3
THE CLOSING
          3.1 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500, Los Angeles, California, at 10:00 A.M. on the third (3rd) Business Day after the day on which all of the conditions to closing set forth in Article 8 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).
          3.2 Closing Deliveries by Parent and Seller. At the Closing, Parent and Seller shall (i) take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets and (ii) deliver the following items, duly executed by Parent and Seller as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:
               (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);
               (b) Intellectual Property Assignment. An Intellectual Property Assignment to properly record the assignment to Buyer of all of Parent’s and Seller’s right, title and interest in and to the Seller Intellectual Property, substantially in the form attached hereto as Exhibit 3.2(b) (the “Intellectual Property Assignment”).
               (c) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Buyer may request;
               (d) Assignments of Leases. Assignments of all Personal Property Leases;
               (e) Estoppel Letters. Duly executed estoppel letters, substantially in the form attached hereto as Exhibit 3.2(e) (the “Estoppel Letters”), from each lessor of Personal Property;

               (f) Consents. Duly executed Consents of all third parties required by Parent and Seller to consummate the Transaction, in form and substance reasonably satisfactory to Buyer, including those Consents listed in Section 4.3 of the Seller Disclosure Schedule;
               (g) Opinion of Counsel. An opinion, dated as of the Closing Date, from Comstock, Thompson, Kontz & Brenner, Seller’s legal counsel, substantially in the form attached hereto as Exhibit 3.2(g);
               (h) Officer’s Certificates. A certificate executed on behalf of each of Parent and Seller by their respective President or Chief Executive Officer in his official capacity, dated as of the Closing Date, certifying that: (i) the representations and warranties of Parent and Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Parent or Seller under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date), and (ii) Parent and Seller have performed all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date;
               (i) Secretary’s Certificate. A certificate of the Secretary of each of Parent and Seller certifying as to: (i) the organization documents of such entity as in effect as of the Closing Date, (ii) resolutions of such entity’s shareholders and its board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and (iii) the incumbency of such entity’s officers executing this Agreement and all other Transaction Documents;
               (j) Certificate of Good Standing. A certificate from the Secretary of State or other applicable Governmental Authority of the jurisdiction of incorporation of Seller as to Seller’s good standing and payment of all applicable taxes; and
               (k) Books and Records. The Books and Records.
          3.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver the following items, duly executed by Buyer as applicable, all of which shall be in a form and substance reasonably acceptable to Parent and Seller:
               (a) Wire Transfers. Wire transfers to Wells Fargo Bank, N.A., for credit to Seller’s account, (i) in the amount of the Purchase Price less the Holdback Amount; and (ii) in the amount of any accrued but unpaid royalty on sales of Aquazone and other Seller Products due to Parent and Seller by Buyer; and
               (b) Officer’s Certificate. A certificate executed on behalf of Buyer by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date), and (ii) Buyer has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

          3.4 Closing Deliveries by Buyer and Seller. At the Closing, Buyer, Parent and Seller shall deliver the following items, duly executed:
               (a) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit 3.4(a) (the “Assignment and Assumption”); and
               (b) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER
          Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Seller Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Parent and Seller hereby jointly and severally represent and warrant to Buyer that, as of the date hereof:
          4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.
          4.2 Authority. Seller and Parent each have all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform their obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Parent and Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Parent or Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Parent and Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Parent and Seller, enforceable against Parent and Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

          4.3 No Conflicts; Required Consents. No Consents other than those set forth in Section 4.3 of the Seller Disclosure Schedule are required with respect to Parent’s and Seller’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Seller do not and will not, with or without notice or lapse of time,
               (a) conflict with or violate Parent’s or Seller’s Articles of Incorporation or bylaws or equivalent organizational documents,
               (b) conflict with or violate any Legal Requirement applicable to Parent or Seller or by which any properties or assets of Parent or Seller is bound or affected,
               (c) assuming the Consents listed in Section 4.3 of the Seller Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation,
               (d) violate or conflict with any other restriction of any kind or character to which Parent or Seller is subject, or
               (e) require Parent or Seller to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.
          No cost, fee or other payment is required in connection with the assignment of any Seller Contracts.
          4.4 Subsidiaries. Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.
          4.5 Financial Statements.
               (a) Seller has delivered to Buyer the following financial statements (collectively, the “Financial Statements”):
                    (i) the audited balance sheets, and the related statements of operations, changes in shareholders’ equity and cash flows, of Seller as of and for the fiscal years ended March 31, 2007, 2006 and 2005, together with the notes thereto; and
                    (ii) the unaudited balance sheets, and the related unaudited statements of operations, changes in shareholders’ equity and cash flows, of Seller (the “Interim Balance Sheet”) as of and for the six months ended September 30, 2007 (the “Interim Balance Sheet Date”).

               (b) All of the Financial Statements: (i) are true, accurate and complete in all respects; (ii) are consistent with the Books and Records of Seller; (iii) present fairly and accurately the financial condition of Seller as of the respective dates thereof and the results of operations, changes in shareholders’ equity and cash flows of Seller for the periods covered thereby; and (iv) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.
          4.6 Absence of Undisclosed Liabilities. Seller has no Liabilities other than: (a) those set forth in the Interim Balance Sheet; (b) those incurred in the ordinary course of business and not required to be set forth in the Interim Balance Sheet under GAAP and not in excess of an aggregate amount of $5,000; and (c) those incurred in connection with the execution of any of the Transaction Documents.
          4.7 Absence of Changes. Since the Interim Balance Sheet Date, (i) Parent and Seller have conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect on Parent or Seller; and (iii) Parent and Seller have not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the date of this Agreement and the Closing Date.
          4.8 Accounts Receivable. Schedule 1.1(a) sets forth an accurate and complete list of all Receivables existing as of October 31, 2007. Each Receivable is: (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (c) fully collectible and will be collected within sixty (60) days.
          4.9 Inventory. All of the items in Seller’s Inventory are: (a) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business; (b) free of defects and damage; and (c) in quantities adequate and not excessive in relation to the circumstances of the Business and in accordance with Seller’s past inventory stocking practices. All of the items in Seller’s Inventory meet Seller’s current standards and specifications.
          4.10 Material Contracts.
               (a) Section 4.10(a) of the Seller Disclosure Schedule provides a true and complete list of each of the following contracts to which Seller is party (collectively, the “Material Contracts”):
                    (i) Real Property Leases, Personal Property Leases, insurance, Contracts affecting any Seller Intellectual Property or Seller’s information systems or software, Contracts with Contractors, Seller Benefit Plans and Governmental Approvals;

                    (ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of $5,000, except those incurred in the ordinary course of business and to be performed in three (3) months or less;
                    (iii) Any Contract obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;
                    (iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any liability for borrowed money, any obligation for the deferred purchase price of property in excess of $5,000 (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;
                    (v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;
                    (vi) Any Contract affecting any right, title or interest in or to real property;
                    (vii) Any Contract with any Governmental Authority;
                    (viii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;
                    (ix) Any Contract relating to any license or royalty arrangement;
                    (x) Any power of attorney, proxy or similar instrument;
                    (xi) Any Contract for the manufacture, service or maintenance of any product of the Business;
                    (xii) Any Contract for the purchase or sale of any assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any assets;
                    (xiii) Any requirement or output Contract;
                    (xiv) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person;
                    (xv) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business;
                    (xvi) Any Contract related to the acquisition of a business or the equity of any other Entity;

                    (xvii) Any other Contract which (1) provides for payment or performance by either party thereto having an aggregate value of $5,000 or more; (2) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (3) is between, inter alia, an Affiliate and Seller;
                    (xviii) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of $5,000, on an annual basis, or that otherwise is material to the Business or prospects of Seller;
                    (xix) Any contract within or needed in the ordinary course of Seller’s Business;
                    (xx) Any warranty contract with respect to services rendered by Seller or products sold or leased by Seller;
                    (xxi) Any customer or supplier Contract not entered into in the ordinary course of business for usual quantities and at normal prices; and
                    (xxii) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xxi) above.
               (b) True and complete copies of each written Seller Contract and true and complete written summaries of each oral Seller Contract (including all amendments, supplements, modifications and waivers thereof) have been delivered to Buyer by Seller.
               (c) Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms.
               (d) Seller is not in default, and no party has notified Seller that they are in default, under any Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (iv) otherwise have a Material Adverse Effect on Seller in connection with any Material Contract.
               (e) Seller has not waived any of its rights under any Material Contract.
               (f) To the Knowledge of Seller and Parent, each Person against which Seller has or may acquire any rights under any Material Contract is solvent and able to satisfy such Person’s material obligations and liabilities to Seller.
               (g) The performance of the Material Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement.

               (h) The Material Contracts constitute all of the Contracts necessary to enable Parent and Seller to conduct the Business in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted.
               (i) The assignment to Buyer of any of the Seller Contracts shall not result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope if its businesses, including the Business.
          4.11 Insurance. Section 4.11 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and indemnity bonds, currently in effect, that insure the Business and/or the Purchased Assets (collectively, the “Insurance Policies”). With respect to each Insurance Policy:
               (a) the policy is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect,
               (b) Seller is not in material breach or default of the policy, and to Parent’s and Seller’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of the policy,
               (c) to Parent’s and Seller’s Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation,
               (d) Seller has not received any notice of cancellation or non-renewal of the policy,
               (e) the consummation of the Transaction will not cause a breach, termination, modification, or acceleration of the policy,
               (f) there is no claim under the policy that has been improperly filed or as to which any insurer has questioned, disputed or denied liability, and
               (g) Seller has not received any notice of, nor does Seller have any Knowledge of any facts that might result in, a material increase in the premium for the policy.
               As of the date hereof, Seller is and continually since the later of January 1, 2004 or the date of acquisition of the Business by the Seller has been, insured by insurers, reasonably believed by Seller to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which it is engaged.
          4.12 Title; Sufficiency; Condition of Assets.
               (a) Seller has good and valid title to all of the Purchased Assets free and clear of any Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction. Upon Closing, Buyer will receive good and valid title to all of the Purchased Assets free and clear of any Encumbrances.

               (b) The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer possession of, and the right to use, all the assets required for conducting the Business as presently conducted. Upon Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets. Except for the Purchased Assets, there are no other assets properties or rights, including intellectual property rights, that are required by Parent or Seller, or that will be required by Buyer after the Closing, to conduct the Business in a manner substantially consistent in all material respects with the manner in which Parent and Seller currently conduct the Business.
               (c) The Purchased Assets: (i) are in good operating condition and repair, ordinary wear and tear excepted; (ii) are suitable and adequate for continued use in the ordinary course of business; and (iii) conform to all Legal Requirements.
          4.13 Real Property Leases. Seller does not own any real property. Schedule 1.1(e) sets forth an accurate and complete list of all Real Property Leases. Seller has delivered to Buyer accurate and complete copies of each Real Property Lease. All Real Property Leases, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Seller, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or by any third party.
          4.14 Intellectual Property.
               (a) Schedule 1.1(f) sets forth an accurate and complete list of all Seller Intellectual Property material to the conduct of the Business as currently conducted by Parent and Seller and either owned by or registered in Seller’s name (the “Seller Registered Intellectual Property Rights”), or owned by others and licensed to Seller, specifying as to each, as applicable:
                    (i) the nature of such Seller Intellectual Property,
                    (ii) the owner of such Seller Intellectual Property,
                    (iii) in the case of Seller Registered Intellectual Property Rights, the jurisdictions by or in which such intellectual property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing, and
                    (iv) contracts, licenses, sublicenses, agreements and other arrangements as to which Seller is a party and pursuant to which any person (including Seller) is authorized to use such intellectual property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. There is no third party royalty payable in connection with Poser SDK.
               (b) Each item of Seller Intellectual Property:
                    (i) is valid, subsisting and in full force and effect,
                    (ii) has not been abandoned or passed into the public domain, and

                    (iii) is free and clear of any Encumbrances.
               (c) The Seller Intellectual Property set forth on Schedule 1.1(f) constitutes all the Intellectual Property Rights used in and/or necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Seller prior to the Closing and by Buyer following the Closing, including the design, development, manufacture, use, import and sale of the Seller Products (including those currently under development).
               (d) Each item of Seller Intellectual Property either
                    (i) is exclusively owned by Seller and was written and created solely by employees of Seller acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any such Seller Intellectual Property, or
                    (ii) is duly and validly licensed to Seller for use in the manner currently used by Seller in the conduct of the Business and, as it is currently planned or contemplated to be used by Seller in the conduct of the Business prior to the Closing and by Buyer following the Closing.
               (e) In each case in which Seller has acquired any Intellectual Property Rights from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Seller. No Person who has licensed Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Intellectual Property Rights. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Seller Intellectual Property to any Person.
               (f) There are no facts, circumstances or information that: (i) would render any Seller Intellectual Property invalid or unenforceable, (ii) would adversely affect any pending application for any Seller Registered Intellectual Property Right, or (iii) would adversely affect or impede the ability of Seller to use any Seller Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Seller prior to Closing or by Buyer following the Closing. Seller has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.
               (g) All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United

States, Japan or other foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in Japan and any other relevant foreign jurisdiction, as the case may be. Seller has provided to Buyer all documents evidencing its ownership, and the validity, of all Seller Registered Intellectual Property Rights.
               (h) Seller has taken all necessary action to maintain and protect:
                    (i) the Seller Intellectual Property, and
                    (ii) the secrecy, confidentiality, value and Seller’s rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Buyer at Closing. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such. Only the individuals (who are current and former employees of Seller) named in Section 4.14(h) of the Seller Disclosure Schedule, which describes their relationship with Seller, have had access to such Trade Secrets and Confidential Information, and each such individual has signed a confidentiality agreement with respect thereto.
               (i) The operation of the Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Seller prior to the Closing, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Seller Products (including any currently under development), does not and will not, and will not when operated by Buyer substantially in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation or any Seller Product (including any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).
               (j) No Person is violating, infringing or misappropriating any Seller Intellectual Property Right.

               (k) There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including any Seller Registered Intellectual Property Rights.
               (l) No Seller Intellectual Property or Seller Product is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.
               (m) Section 4.10(a) of the Seller Disclosure Schedule lists all Material Contracts affecting any Intellectual Property Rights. Seller is not in breach of, nor has Seller failed to perform under, any such Material Contracts and, to Parent’s and Seller’s Knowledge, no other party to any such Material Contracts, is in breach thereof or has failed to perform thereunder.
               (n) To the extent not listed on Schedule 4.10(a) of the Seller Disclosure Schedule, Section 4.14(n) of the Seller Disclosure Schedule lists all Seller Contracts under which Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability, or provide a right of rescission, with respect to the infringement or misappropriation by Seller or such other person of the Intellectual Property Rights of any Person other than Seller.
               (o) There is no Seller Contract affecting any Seller Intellectual Property under which there is any dispute regarding the scope of such Seller Contract, or performance under such Seller Contract, including with respect to any payments to be made or received by Seller thereunder.
               (p) All Seller Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. The consummation of the Transaction as contemplated hereby will not result in any loss of, or the diminishment in value of, any Seller Intellectual Property or the right to use any Seller Intellectual Property.
               (q) Neither this Agreement nor the Transaction, including the assignment to Buyer, by operation of law or otherwise, of any Seller Contracts will result in; (i) Buyer granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Buyer; (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Business; or (iii) Buyer being obligated to pay any royalties or other amounts to any third party.
          4.15 Customers and Suppliers.
               (a) Customers. There has not been any material adverse change in the business relationship of Seller with any material customer who accounted for more than five percent (5%) of Seller’s gross sales during the period from March 1, 2005 to March 1, 2007. Section 4.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete: (i) list of the 10 largest customers of the Business determined on the basis of sales revenues for each of the last three (3) fiscal years, (ii) breakdown of the revenues received from each such customer for each of the last three fiscal years, and (iii) breakdown of all customer deposits in an amount greater than $5,000 held by Seller as of the date of this Agreement.

               (b) Suppliers. There has not been any material adverse change in the business relationship of Seller with any material supplier, sole source supplier or any supplier from whom Seller purchased more than five percent (5%) of the total goods or services which it purchased during the period from March 1, 2005 to March 1, 2007. Section 4.15(b) of the Seller Disclosure Schedule sets forth an accurate and complete: (i) list of the 10 largest suppliers of the Business determined on the basis of dollar volume for each of the last three fiscal years, (ii) breakdown of the amounts paid to each such supplier for each of the last three fiscal years, (iii) list of all sole source suppliers of significant goods or services to the Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions, and (iv) breakdown of the amounts paid to each such sole source supplier for each of the last three fiscal years.
          4.16 Employees and Consultants.
               (a) Employees and Contracts. No employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Seller has no Knowledge that any officer, director, employee or consultant of Seller (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any Contractor.
               (b) Compensation. Section 4.16(b) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all: (i) employees of Seller, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), (ii) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors”, (iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor since the Interim Balance Sheet Date, (iv) increases in any employee’s wage or salary since the Interim Balance Sheet Date, and (v) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Seller is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.
               (c) Disputes. There are no claims, disputes or controversies pending or, to the Knowledge of Seller, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and no such work stoppage is threatened.
               (d) Compliance with Legal Requirements. Seller has complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof.
               (e) WARN Act. Seller is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. §2101), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees,” “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller. Section 4.16(e) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than 50% in hours or work during the two full calendar months and the partial month preceding this representation and warranty.
               (f) Unions. Seller has no collective bargaining agreements with any of their employees. There is no labor union organizing or election activity pending or, to the Knowledge of Seller, threatened with respect to Seller.
          4.17 Seller Benefit Plans. Other than group health, dental, disability and life insurance plans (collectively, the “Seller Benefit Plans”) Seller does not have and has never maintained or sponsored any Employee Benefit Plan as defined in ERISA. Neither Seller nor any Member of the Controlled Group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Seller Benefit Plans will obligate Buyer to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.
          4.18 Compliance with Laws; Governmental Approvals. Seller is not now, and during the past five years has not been, in conflict with, or in default, breach or violation of, any Legal Requirement applicable to Seller, or by which any property or asset of Seller is bound or affected. Seller is in possession of all Governmental Approvals necessary for Seller to own, lease and operate its properties or to carry on the Business as it is now being conducted, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Seller, threatened, and except for those Governmental Approvals set forth in Section 4.18 of the Seller Disclosure Schedule, no other Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents.
          4.19 Litigation. There is no Proceeding pending or, to the Knowledge of Parent and Seller, threatened against or affecting Seller, or any property or asset of Seller. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Neither Seller nor any property or asset of Seller is subject to any Order nor any proposed Order that would prevent or materially delay the consummation of the Transaction or would have a Material Adverse Effect.

          4.20 Environmental Matters. Seller is not, and at no time has been, in violation of any Legal Requirement relating to the environment, and no material expenditures are or will be required in order to comply with any such existing Legal Requirement. Seller has operated all facilities and properties owned, leased or operated by them in compliance with the Environmental Laws; and no Hazardous Materials have been stored, used, disposed of, treated, released or discharged by Seller in material violation of Environmental Laws. Seller has not received any notice from any Governmental Authority claiming violation of any Environmental Law, or requiring any work, repairs, construction, investigation, alterations, noise reduction, cleanup or installation, which has not been fully complied with; and Seller has not received any notice claiming that a release of Hazardous Materials has occurred or exists on, in or under any facility or property owned, leased or operated currently or in the past by Seller. Seller does not have in its possession any reports of environmental consultants relating to the properties of Seller.
          4.21 Taxes.
               (a) Seller has timely filed all Tax Returns relating to the Business that it was required to file, and such Tax Returns are true, correct and complete in all respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes relating to the Business are payable by Seller with respect to any period ending prior to the date of this Agreement. Seller has withheld and paid all Taxes relating to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no liens for Taxes on the Purchased Assets, other than liens for Taxes not yet due and payable. Seller has established adequate reserves for the payment of all Taxes and other government charges for the current period which are not yet due.
               (b) To the Knowledge of Parent and Seller, no audit of any Tax Return relating to the Business is currently pending or threatened. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business that they are or may be subject to taxation by that jurisdiction.
               (c) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
               (d) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
               (e) Seller has not waived any statute of limitations with respect to any Taxes, Tax assessments or deficiency.

          (f) Seller has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to is ownership by and transactions with related parties.
          (g) Seller has not been a party to any cost sharing agreement subject to the provisions of Treas. Reg. §1.482-7. Seller has documentation (which was in existence as of the time an affected return was filed) meeting the requirements of Section 6662(e)(3)(B) of the Code with respect to all material transactions with related parties subject to the provisions of Section 482 of the Code.
     4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or Seller.
     4.23 Fraudulent Conveyance. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets less the Assumed Liabilities. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.
     4.24 Transactions with Affiliates. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Seller and any of the directors, officers or other Affiliates of Seller.
     4.25 Product Warranties. All of the Purchased Assets manufactured, sold or delivered by Seller are in conformity with all applicable contractual commitments and applicable law and all express and implied warranties, and Seller is not liable (and, to Parent’s and Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any such liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of Seller’s latest balance sheet. None of the Purchased Assets manufactured, sold or delivered by Seller are subject to any guaranty, warranty or other indemnity. Seller has not been notified of any claims for (and Parent and Seller do not have any Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Purchased Assets. There have been no product recalls, withdrawals or seizures with respect to any of the Purchased Assets manufactured, sold or delivered by Seller.
     4.26 Product Liabilities. Seller has not had nor does Seller have any liability (and, to Parent’s and Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchased Assets manufactured, sold or delivered by Seller.

     4.27 Full Disclosure. No statement (including the representations, warranties and covenants) by Parent and Seller contained in this Agreement, the Seller Disclosure Schedule, the exhibits and schedules attached hereto, the Transaction Documents, and any document, written statement or certificate furnished to Buyer and its Representatives by Parent and Seller pursuant hereto or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Parent and Seller that, as of the date hereof:
     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     5.2 Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.
     5.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not, with or without notice or lapse of time, conflict with or violate Buyer’s Certificate of Incorporation or bylaws.
     5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.
ARTICLE 6
CONDUCT PRIOR TO CLOSING
     6.1 Conduct of the Business. From the date of this Agreement until the Closing Date, Parent and Seller covenant and agree that the Business shall be conducted only in, and Parent and Seller shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Parent and Seller shall use their best efforts to preserve substantially intact the business organization of Seller, to keep available the services of the current officers, employees and consultants of Seller and to preserve the current relationships of Seller with customers, suppliers and other persons with which Seller has significant business relations. Parent and Seller shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of Seller, and any event of which Seller is aware which reasonably would be expected to have a Material Adverse Effect on Seller (even if the likelihood of such event has previously been disclosed or could result from any item set forth in the Seller Disclosure Schedule). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or disclosed in the Seller Disclosure Schedule, Seller shall not, from the date of this Agreement until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer:
          (a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to Seller;
          (b) Issue, deliver, sell, or purchase any shares of its stock;
          (c) Cause or permit any amendments to their organization documents that would have an adverse effect on the Transaction;
          (d) Enter into any commitment or transaction not in the ordinary course of business;
          (e) Terminate any employees or grant severance or termination pay to any director, officer, employee or consultant;
          (f) Enter into any transaction with their officers, directors or shareholders or their Affiliates;
          (g) Amend or otherwise modify the material terms of any Seller Contract or Governmental Approval;
          (h) Transfer to any person or entity any rights to any of their Intellectual Property Rights;
          (i) Sell, lease, license or otherwise dispose of any of its assets outside of the ordinary course of business;
          (j) Commence a Proceeding other than for the routine collection of bills;
          (k) Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of Seller taken as a whole;
          (l) Adopt, amend or terminate any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of their employees other than pursuant to scheduled employee reviews under Seller’s normal employee review cycle, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice;
          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
          (n) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice;
          (o) Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in the Financial Statements;
          (p) Make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any tax claim or assessment;
          (q) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;
          (r) Waive or commit to waive any rights with a value in excess of $5,000, or forgive any indebtedness owed to Seller;
          (s) Cancel, materially amend or renew any insurance policy other than in the ordinary course of business;
          (t) Take any action or fail to take any action that would cause a Material Adverse Effect; or
          (u) Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 6.1, or any action that would make any of their representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent them from performing or cause them not to perform their covenants hereunder.

     6.2 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Parent and Seller shall not, and Parent and Seller shall cause their Representatives not to, directly or indirectly,
               (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties, which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or
               (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a potential Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.
               (iii) If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Parent or Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Parent and Seller shall promptly inform Buyer regarding such contact and furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Parent and Seller shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.
ARTICLE 7
ADDITIONAL AGREEMENTS
     7.1 Shareholder Vote. Parent and Seller shall promptly after the date hereof obtain the consent of their shareholders and shall take all action required by Japanese and California Law and their organizational documents for the purpose of approving this Agreement, the other Transaction Documents and the consummation of the Transaction.
     7.2 Certain Notifications. Parent and Seller shall give prompt notice to Buyer of:
          (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty of Parent or Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and
          (b) any failure of Parent or Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Parent or Seller hereunder;
          provided, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect any remedies available to Buyer or affect or be deemed to modify any representation or warranty made by Parent or Seller hereunder.

     7.3 Access to Information. From the date of this Agreement until the Closing Date, upon reasonable notice, Parent and Seller shall:
          (a) give Buyer and its Representatives full access to Seller’s buildings, offices, and other facilities, to Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), and to all of their books and records, whether located on their premises or at another location,
          (b) permit Buyer to make such inspections as it may require,
          (c) cause their officers to furnish Buyer with such financial, operating, technical and product data and other information with respect to the Business and the assets of Seller as it from time to time may request, including financial statements and schedules,
          (d) allow Buyer the opportunity to interview Seller’s employees and other personnel and Affiliates, and
          (e) assist and cooperate with Buyer in the development of integration plans for implementation by Buyer following the Closing;
          provided, that no investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made by Parent or Seller herein.
     7.4 Best Efforts. From the date of this Agreement until the Closing, Parent and Seller shall use best efforts to cause to be fulfilled and satisfied all of the conditions to Closing set forth in Article 8.
     7.5 Consents. Parent and Seller will use best efforts to obtain prior to Closing all Consents from Governmental Authorities or under any contracts or other agreements as may be required in connection with the Transaction so as to preserve all rights of and benefits to Seller thereunder. At the request of Seller, Buyer shall provide Seller with such assistance and information as is reasonably requested by Seller to obtain such Consents. Any costs incurred in obtaining the Consents shall be borne by Seller.
     7.6 Expenses. Whether or not the Transaction is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
     7.7 Confidentiality. Except as contemplated by this Agreement, no disclosure of this Agreement or the subject matter hereof shall be made by Parent or Seller without the prior written consent of Buyer. At the Closing, the obligations of Buyer under that certain Non-Disclosure Agreement, dated July 26, 2007 (the “Non-Disclosure Agreement”), between the parties hereto, with respect to all information relating to the Business and the Business Assets shall terminate. From and after the Closing, Parent and Seller shall treat all information relating to the Business (whether disclosed to Parent or Seller by Buyer or held or owned by Parent or Seller prior to the Closing) as if it had been disclosed to Parent and Seller by Buyer pursuant to such Non-Disclosure Agreement, or as otherwise provided in any of the Transaction Documents.

     7.8 Non-Competition Agreement.
          (a) From and after the Closing, neither Parent nor Seller, nor any Affiliate of Parent or Seller shall, directly or indirectly:
               (i) for so long as Parent or Seller distribute Buyer’s products (including any products relating to the Business and the Purchased Assets), engage or invest in, own, manage, operate, finance or control, or participate in the ownership, management, operation, finance or control of, be employed by, associated with or in any manner connected with, or render services or advice to, any Person whose products or activities are the same as, similar to or in any way competitive with any of the products or activities of the Business as currently conducted or as currently contemplated by Parent or Seller to be conducted in the Restricted Territory; provided, that Parent and Seller may operate in the 3D market so long as such operations are not in any way, directly or indirectly, competitive with the Poser 3D character design and any human figure 3D tools; provided, further, that sales by Parent and Seller of the Amapi, Carrara, Sunny 3D, Magical Sketch, Vue family products and the Shade family products shall not be interpreted to contravene this Section 7.8(a)(i). “Restricted Territory” shall mean worldwide;
               (ii) at any time, either for itself or for any other Person, solicit or encourage, or take any action intended to solicit or encourage, any employee, director, partner, independent contractor or consultant of Buyer or any Affiliate of Buyer to terminate, discontinue or alter his, her or its relationship with Buyer or any such Affiliate, or in any other way interfere with the relationship between any such Person and Buyer or any such Affiliate; provided, that the foregoing shall not apply to general solicitations for job positions not specifically directed at Buyer’s or any such Affiliate’s employees, directors, partner, contractors or consultants;
               (iii) at any time, employ or otherwise engage as a contractor or consultant any Person employed or engaged as a contractor or consultant by Buyer or any Affiliate of Buyer during such Person’s employment or engagement with Buyer or any such Affiliate or for one year following termination of such employment or engagement; or
               (iv) at any time, divert or attempt to divert from Buyer or any Affiliate of Buyer any business of any kind in which they are engaged, or otherwise induce or attempt to induce any supplier or customer of the Business to terminate, discontinue or alter his, her or its relationship with Buyer or any Affiliate of Buyer.
          (b) Parent and Seller acknowledge that (i) the value of the Purchased Assets and goodwill thereof are integral components of the value of the Business to Buyer, and (ii) the scope of the covenants contained in this Section 7.8, including as to time and geography, are necessary to preserve the value of the Purchased Assets for Buyer and to protect the goodwill of the Business. Parent and Seller also acknowledge that the limitations of time, geography and scope of activity agreed to in this Section 7.8 are reasonable because, among other things, (1) Buyer, Parent and Seller are engaged in a highly competitive industry, (2) Parent and Seller have had unique access to the trade secrets and know-how of the Purchased Assets, including the plans and strategy (and, in particular, the competitive strategy) relating to the Purchased Assets, and (3) Parent and Seller are receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

          (c) It is the intention of the parties that these covenants be enforced to the greatest extent (but to no greater extent), as to time, geography, and scope, as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. These covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in each of subsection (a)(i) to (a)(iv) of this Section 7.8 shall be deemed, and shall be construed as separate and independent agreements between Buyer, Parent and Seller. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted. If any court of competent jurisdiction shall determine that the provisions of this Section 7.8 exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall nevertheless be enforceable by such court against the Parent and Seller upon such shorter term, or within such lesser geographic area or scope, as may be determined by such court to be reasonable and enforceable.
          (d) The parties agree that the covenants of Parent and Seller not to compete contained in this Section 7.8 may be assigned by Buyer to any Person to whom may be transferred the Business of Seller by the sale or transfer of their business and assets or otherwise. It is the parties’ intention that these covenants of Parent and Seller shall inure to the benefit of any Person that may succeed to the Business and Purchased Assets of Seller (as acquired by Buyer under this Agreement) with the same force and effect as if these covenants were made directly with such successor.
          (e) The parties agree that in the event of a breach by Parent or Seller of any of the covenants set forth in Section 7.8, monetary damages alone would be inadequate to fully protect Buyer from, and compensate Buyer for, the harm caused by such breach or threatened breach. Accordingly, Parent and Seller agree that if they breach or threaten breach of any provision of Section 7.8, Buyer shall be entitled to, in addition to any other right or remedy otherwise available, injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Section 7.8. Buyer shall not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.
     7.9 Bulk Sales Law Waiver. Subject to Section 10.2, each party hereto agrees to waive compliance by the other with any applicable bulk sales Legal Requirements in connection with the Transaction.
     7.10 Consents; Revenue. If Parent and Seller do not obtain all Consents under all contracts or other agreements as may be required in connection with the Transaction, including those Consents listed in Section 4.3 of the Disclosure Schedule and any other Consents necessary to assign the Seller Contracts to Buyer, before November 30, 2007, Seller shall assign and pay to Buyer all revenues of the Business generated after such date.

     7.11 Employees. The parties intend that existing contracts of employment of any employees of Parent or Seller shall not be assumed by Buyers as a result of the Transaction. Except as set forth on Schedule 1.3, Parent and Seller shall be solely responsible for all obligations and liabilities for severance or termination pay, benefits or notice under any plan, program, policy or Legal Requirement with respect to any employee of Parent or Seller which accrues on or prior to the Closing Date.
     7.12 Receivables. Within one business day of the Closing Date, Parent and Seller shall deliver to Buyer an accurate and complete preliminary list of all Receivables existing as of the Closing Date (the “Preliminary Receivables”). Within twenty days of the Closing Date, Parent and Seller shall deliver to Buyer an accurate and complete final list of all Receivables existing as of the Closing Date (the “Final Receivables”). The parties acknowledge and agree that the representation set forth in Section 4.8 shall apply to the Preliminary Receivables and the Final Receivables.
ARTICLE 8
CONDITIONS TO CLOSING
     8.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Buyer in writing:
          (a) Representations and Warranties. The representations and warranties of Parent and Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Parent and Seller under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).
          (b) Performance of Obligations. Parent and Seller shall have performed all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.
          (c) No Material Adverse Change. There shall have been no material adverse change in the assets, liabilities, business, financial condition or prospects of Seller from the date hereof through the Closing Date, and Seller shall not have suffered any material loss or damage to any of its assets, whether or not covered by insurance.
          (d) Shareholder Consent. Seller shall have obtained the consent of its shareholders approving this Agreement, the Transaction Documents and the consummation of the Transaction.
          (e) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, or which otherwise adversely affects in any material respect the right or ability of Buyer to own, operate or control the Business or the Purchased Assets, in whole or material part, and no Proceeding shall be pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

          (f) Closing Deliveries. Parent and Seller shall have delivered to Buyer all of the closing documents and agreements set forth in Sections 3.2 and 3.4.
          (g) Employees. Not less than 85% of the individuals listed on Schedule 8.1(g) shall have entered into an offer letter providing for them to become employees of Buyer following the Closing.
          (h) Use of Name. Parent, Seller and Buyer shall have executed and delivered a royalty-free license, in a form acceptable to Buyer, for Buyer to use (i) the name “e frontier” and any logo associated with the name “e frontier” for a period of one year from the Closing Date; and (ii) the “efrontier.com” Internet domain name and address for a period of three months from the Closing Date. Further, such license shall provide that, for a period of one year from the Closing Date, Parent and Seller shall redirect all electronic traffic relating to the Business and the Purchased Assets from the “efrontier.com” Internet domain and address to an Internet domain and address designated by Buyer.
          (i) Poser License. Parent, Seller and Buyer shall have executed and delivered a royalty-free license, in a form acceptable to Buyer, for Parent and Seller to use Poser SDK and the name of PoserFusion™ in their Shade product.
          (j) Japanese Content Paradise. Parent, Seller and Buyer shall have executed and delivered an agreement, in a form acceptable to Buyer, pursuant to which Parent and Seller agree to manage and operate the Japanese version of Content Paradise for a period of one year following the Closing.
          (k) Distribution Agreement. Parent, Seller and Buyer shall have executed and delivered a distribution agreement, in a form acceptable to Buyer and Parent, pursuant to which Parent and Seller agree to distribute Buyer’s products in such territories as may be agreed by the parties and Buyer agrees to distribute Parent’s Seller’s products in such territories as may be agreed by the parties.
          (l) Work for Hire Agreement. Buyer, Seller and the Aquazone engineer and artist shall have entered into a work for hire agreement in a form acceptable to Buyer and Parent.
          (m) Serial Number Generator SDK License. Parent, Seller and Buyer shall have executed and delivered a royalty-free license, in a form acceptable to Buyer, for Parent and Seller to use the serial number generator SDK that is included in the Purchased Assets.
          (n) Other Agreements. Parent, Seller and Buyers shall have executed and delivered such additional distribution, license and other agreements as shall be requested by Buyer to conduct the Business and operate the Purchased Assets as currently conducted and as proposed to be conducted by Buyer following the Closing Date.
          (o) Termination of Agreements. Parent and Seller shall have (i) terminated all rights in all agreements relating to the Purchased Assets that are not assigned to Buyer in connection with this transaction; and (ii) provided evidence satisfactory to Buyer of such terminations in the form of a letter of notification.

     8.2 Conditions Precedent to Obligations of Parent and Seller. The obligations of Parent and Seller to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Parent and Seller in writing:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).
          (b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.
          (c) Deliveries. Buyer shall have delivered to Seller all of the closing documents and agreements set forth Sections 3.3 and 3.4
ARTICLE 9
TERMINATION
     9.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:
          (a) by a written consent signed by Buyer, on the one hand, and Parent and Seller, on the other hand;
          (b) by Buyer, on the one hand, or Parent and Seller, on the other hand, if the other party is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 8.1(a) and (b), and Section 8.2(a) and (b);
          (c) by either Buyer, on the one hand, or Parent and Seller, on the other hand, if the Closing has not occurred on or prior to March 31, 2008 (the “Outside Closing Date”) for any reason; and
          (d) by Buyer, on the one hand, or Parent and Seller, on the other hand, if satisfaction of a closing condition of the terminating party in Article 8 is impossible, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.
     9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 9 and Sections 7.7, 11.3, 11.12, 11.13, and 11.14; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 10
INDEMNIFICATION
     10.1 Survival of Representations and Warranties.
          (a) All representations and warranties of Parent and Seller in this Agreement or any other Transaction Document shall survive the Closing; provided, that the representations and warranties of Parent and Seller contained in Section 4.14 shall survive only until the fifth anniversary of the Closing Date.
          (b) All of Buyer’s representations and warranties in this Agreement or any other Transaction Document shall terminate on the Closing Date, and shall thereafter be of no further force or effect.
          (c) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by Buyer or by any Representative of Buyer or by Buyer’s Knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty.
     10.2 Indemnification by Parent and Seller. Parent and Seller shall jointly and severally indemnify, defend and hold harmless Buyer and its Representatives from and against any and all Damages, whether or not involving a third-party claim, including reasonable attorneys’ fees (collectively, “Buyer Damages”), arising out of, relating to or resulting from:
          (a) any breach of a representation or warranty of Parent or Seller contained in this Agreement or in any other Transaction Document;
          (b) any breach of a covenant of Parent or Seller contained in this Agreement or in any other Transaction Document;
          (c) any Excluded Asset or Excluded Liability;
          (d) any Liability for Poser product returns in Japan; provided that (i) the amount of Parent’s and Seller’s indemnification obligations under this Section 10.2(d) shall not exceed $125,000, and (ii) Seller’s indemnification obligations under this Section 10.2(d) shall not apply to any Liability after Poser 8 is released by Buyer following the Closing Date; or
          (e) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction.
     10.3 Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in

Sections 10.2, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice. The Indemnitee shall have the right in its sole discretion to conduct the defense of any such Proceeding (at the expense of the Indemnitor). If any such action or claim is settled with the prior written consent of Seller, or if there be a final judgment for the plaintiff in any such action, the Indemnitee shall be entitled to indemnification for the amount of any Damages relating thereto.
     10.4 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude Buyer from asserting any other right, or seeking any other remedies, against Parent and Seller.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     11.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.
     11.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:
If to Buyer:
Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, California 92656
Attention: William W. Smith, Jr.
Telephone No.: (949) 362-5800
Facsimile No.: (949) 362-2300

With a copy, which shall not constitute notice, given in the manner prescribed above, to:
Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 900013
Attention: Allen Z. Sussman, Esq.
Telephone No.: (213) 892-5290
Facsimile No.: (213) 892-5454
If to Parent or Seller:
e frontier, Inc.
e frontier America, Inc.
5615 Scotts Valley Drive, Suite 210
Scotts Valley, California 95066
Attention: Hiroshi Sato
Telephone No.: (831) 480-2020
Facsimile No.: (831) 480-2019
With a copy, which shall not constitute notice, given in the manner prescribed above, to:
Comstock, Thompson, Kontz & Brenner
340 Soquel Avenue, Suite 205
Santa Cruz, California 95062
Attention: Lawrence M. Brenner
Telephone No.: (831) 427-2727
Facsimile No.: (831) 458-1165
     Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.
     11.3 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.
     11.4 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.
     11.5 Assignments Prohibited; Successors and Assigns. Neither Parent nor Seller may assign, or suffer or permit an assignment (by operation of law or otherwise) of, its respective rights or obligations under or interest in this Agreement without the prior written consent of Buyer. Any purported assignment or other disposition by Parent or Seller, except as permitted herein, shall be null and void. For purposes of this section, the terms “assign” and

“assignment” shall be deemed to include (i) a merger in which a party hereto is not the surviving entity, (ii) a consolidation or division of a party hereto, (iii) a sale of all or substantially all of the assets of a party hereto, or (iv) a change of control resulting from a sale or repurchase of shares or similar transaction involving a party hereto. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
     11.6 No Third-Party Beneficiaries. Except as provided in Section 10.2, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other person.
     11.7 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.
     11.8 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     11.9 Entire Agreement. This Agreement and the Transaction Documents contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The parties intend that this Agreement and the Transaction Documents be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
     11.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. Any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

     11.11 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.
     11.12 Expenses of the Parties. Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     11.13 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, County of Orange, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of California. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     11.14 Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.
     11.15 Recovery of Fees by Prevailing Party. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.
     11.16 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
     11.17 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Follow On a Separate Page]

     IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Buyer”

Smith Micro Software, Inc.

By: /s/ William W. Smith, Jr.
Name: William W. Smith, Jr.
Title: President and Chief Executive Officer

E Frontier Acquisition Corporation

By:/s/ William W. Smith, Jr.
Name: William W. Smith, Jr.
Title: President and Chief Executive Officer

“Parent”

e frontier, Inc.

By: /s/ Kenichi Ando
Name: Kenichi Ando
Title: President

“Seller”

e frontier America, Inc.

By: /s/ Hiroshi Sato
Name: Hiroshi Sato
Title: CEO and President
[Signature Page to Asset Purchase Agreement]

EXHIBIT A
CERTAIN DEFINITIONS
     “Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of 5% or more of the outstanding equity interests of Parent or Seller or any corporation, partnership, trust or other entity in which Parent or Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.
     “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.
     “Assignment and Assumption” shall have the meaning specified in Section 3.4(a).
     “Assumed Liabilities” shall have the meaning specified in Section 1.3.
     “Books and Records” shall have the meaning specified in Section 1.1(k).
     “Business” shall have the meaning set forth in the first Recital.
     “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed.
     “Buyer” shall have the meaning set forth in the Preamble.
     “Buyer Damages” shall have the meaning specified in Section 10.2.
     “Closing” shall have the meaning specified in Section 3.1.
     “Closing Date” shall have the meaning specified in Section 3.1.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Competing Party” shall have the meaning specified in Section 6.2.
     “Competing Transaction” shall have the meaning specified in Section 6.2.
     “Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

Exhibit A-1

     “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
     “Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.
     “Contractors” shall have the meaning specified in Section 4.16(a).
     “Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.
     “Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     “Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.
     “Deposits and Advances” shall have the meaning specified in Section 1.1(g).
     “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).
     “Environmental Law” shall mean all applicable Legal Requirements governing, regulating or otherwise affecting the environment, health or safety, including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Toxic Substances Control Act and their state and local counterparts.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exhibit A-2

     “Estoppel Letters” shall have the meaning specified in Section 3.2(e).
     “Excluded Assets” shall have the meaning specified in Section 1.2.
     “Excluded Liabilities” shall have the meaning specified in Section 1.4.
     “Financial Statements” shall have the meaning specified in Section 4.5(a).
     “GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.
     “General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
     “Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.
     “Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.
     “Hazardous Materials” shall mean the existence in any form of polychlorinated biphenyls, asbestos or asbestos containing materials, urea formaldehyde foam insulation, oil, gasoline, petroleum, petroleum products and petroleum-derived substances (other than in vehicles operated in the ordinary course of business), pesticides and herbicides, and any other chemical, material or substance regulated under any Environmental Laws.
     “Holdback Amount” shall have the meaning specified in Section 2.2(a).
     “Indemnitee” shall have the meaning specified in Section 10.3.
     “Indemnitor” shall have the meaning specified in Section 10.3.
     “Insurance Policies” shall have the meaning specified in Section 4.11.
     “Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

Exhibit A-3

     “Interim Balance Sheet” shall have the meaning specified in Section 4.5(a).
     “Interim Balance Sheet Date” shall have the meaning specified in Section 4.5(a).
     “Inventory” shall have the meaning specified in Section 1.1(b).
     “IRS” means the Internal Revenue Service.
     “Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter. Parent and Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective directors, officers or employees has Knowledge of such fact or other matter.
     “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
     “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     “Machinery and Equipment” shall have the meaning specified in Section 1.1(c).
     “Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
     “Material Adverse Effect” means:
          (i) with respect to Buyer, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to prevent or materially delay consummation of the Transaction or otherwise to prevent Buyer or its subsidiaries from performing its obligations under this Agreement; and

Exhibit A-4

          (ii) with respect to Parent or Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Parent or Seller or the Business or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Parent or Seller from performing their obligations under this Agreement.
     “Material Contracts” shall have the meaning specified in Section 4.10.
     “Member of the Controlled Group” shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     “Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.
     “Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
     “Outside Closing Date” shall have meaning specified in Section 9.1(c).
     “Patents” shall mean all United States and foreign (including Japanese) patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.
     “Person” shall mean any individual, Entity or Governmental Authority.
     “Personal Property” shall have the meaning specified in Section 1.1(d).
     “Personal Property Leases” shall have the meaning specified in Section 1.1(e).
     “Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.
     “Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

Exhibit A-5

     “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
     “PTO” shall have the meaning specified in Section 4.14(g).
     “Purchase Price” shall have the meaning specified in Section 2.1.
     “Purchased Assets” shall have the meaning specified in Section 1.1.
     “Real Property Leases” shall mean all real estate leases to which Seller is a party used, held for use or intended to be used in the Business.
     “Receivables” shall have the meaning specified in Section 1.1(a).
     “Registered Intellectual Property Rights” shall mean all United States, Japan, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.
     “Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.
     “Restricted Asset” shall have the meaning specified in Section 1.5(a).
     “Restricted Territory” shall have the meaning specified in Section 7.8(a)(i).
     “Seller” shall have the meaning set forth in the Preamble.
     “Seller Benefit Plans” shall have the meaning specified in Section 4.17.
     “Seller Claims” shall have the meaning specified in Section 1.1(j).
     “Seller Contracts” shall have the meaning specified in Section 1.1(h).
     “Seller Disclosure Schedule” shall have the meaning specified in Article 4.
     “Seller Intellectual Property” shall mean all Intellectual Property Rights related to the Business, the Purchased Assets or the Assumed Liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including the Seller Registered Intellectual Property Rights.

Exhibit A-6

     “Seller Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Seller (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.
     “Seller Registered Intellectual Property Rights” shall have the meaning specified in Section 4.14(a).
     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.
     “Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
     “Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.
     “Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, customer lists, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, source code and object code, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.
     “Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.
     “Transaction” shall mean, collectively, the transactions contemplated by this Agreement.
     “Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer, Parent and/or Seller in connection with the Transaction, including the Non-Disclosure Agreement.

Exhibit A-7

     “Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.
     “WARN Act” shall have the meaning specified in Section 4.16(e).

Exhibit A-8